Trecora Resources Reports Third Quarter 2018 Results

Conference Call at 10:00 am ET Tomorrow, November 1, 2018

SUGAR LAND, Texas, October 31, 2018 – Trecora Resources (NYSE: TREC) a leading provider of high purity specialty hydrocarbons and waxes, today announced financial results for the third quarter ended September 30, 2018.

“Our results in the quarter reflect a recovery in SHR prime product sales volume from the second quarter, continued strong sales volume, revenue and margin trends in our wax business, and improved performance at AMAK where mill feed and recoveries continue to grow. However, elevated feedstock costs along with higher operating expenses pressured margins and operational disruptions impacted profitability in the quarter,” said Simon Upfill-Brown, President and CEO.

“With regards to the Advanced Reformer, we were pleased to see the unit was delivering the margin uplift as designed while production accelerated. Unfortunately, in late third quarter we experienced external power quality issues from our energy supplier resulting in a loss of catalyst activity which reduced the value of the refined byproduct. Plans are underway to change the catalyst in the fourth quarter and during this period there will be a 45-day shutdown of the Advanced Reformer with associated costs of approximately $4 million, but the Penhex units will continue to operate as normal. We expect the Advanced Reformer to resume full operation in the first quarter of 2019 and we continue to anticipate EBITDA contribution of $6 million in 2019 and $12 million to $14 million by 2022 from this unit as planned.

“Demand for our products remains strong, and as we shared last quarter, we have a solid plan to achieve operational excellence in all aspects of our manufacturing operations. While full implementation will take time, in the last couple of quarters, we are seeing significant progress leading to more predictable and reliable operational execution. We remain confident that the added capacity and capabilities derived from our multi-year capital building campaign, combined with our renewed focus on operational excellence, position us well to capitalize on the continued strength of the U. S. chemicals market and drive profitable growth,” concluded Upfill-Brown.

Third Quarter 2018 Financial Results
Total revenue in the third quarter was $73.4 million, compared with $61.5 million in the third quarter of 2017, an increase of 19.4%. The increase in reported revenue was driven by a 21.9% increase in the average sales price of petrochemical products, partially offset by a 3.5% decline in petrochemical sales volume, in each case, compared with the third quarter of 2017. The higher average sales price was offset by a 37% year-over-year increase in the average per-gallon cost of petrochemical feedstock, which is the basis for the formula pricing for the majority of the Company’s petrochemical product sales. Since formula pricing is based upon prior month feedstock averages, sales price increases tend to lag behind higher feedstock costs resulting in lower margins in the period.

Gross profit in the third quarter was $6.8 million, or 9.3% of total revenues, compared with $9.9 million, or 16.0% of total revenues, in the third quarter of 2017. Operating income for the third quarter was $0.3 million, compared with operating income of $4.0 million for the third quarter of 2017.

Net loss for the third quarter was $1.6 million, or ($0.06) per diluted share, compared with net income of $1.7 million, or $0.07 per diluted share, for the third quarter of 2017 and net income of $2.2 million, or $0.09 per diluted share, for the second quarter of 2018, which included an approximate $1.4 million benefit from the reversal of certain post-retirement obligations resulting from the resolution of a dispute with a former employee. Reported net loss in the third quarter of 2018 reflected equity in losses of AMAK of $1.1 million, or an estimated ($0.04) per diluted share on an after-tax basis. Net income in the third quarter of 2017 reflected an equity in losses for AMAK of $0.9 million, or an estimated impact of $(0.02) per diluted share on an after-tax basis. Net income margin for the third quarter was (2.2%) as compared to 2.8% for the third quarter of 2017.

Adjusted EBITDA in the quarter was $4.9 million, representing a 6.7% margin, compared with Adjusted EBITDA of $7.5 million, representing a 12.2% margin for the same period a year ago.

South Hampton Resources (Specialty Petrochemical Segment)
Petrochemical volume in the third quarter was 21.6 million gallons, compared with 22.4 million gallons in the third quarter of 2017. Prime product volume in the third quarter of 2018 was 17.0 million gallons, compared with 16.7 million gallons in the third quarter of 2017. Byproduct volume, which is sold at significantly lower margins than prime products, increased 25.7% sequentially and declined 19.3% year-over-year, to 4.6 million gallons. Margins were compressed due to higher feedstock costs and higher operating expenses including higher costs for electricity, labor and product transportation costs. Some of the increase in costs were non-recurring expenses related to the start-up and performance optimization of the Advanced Reformer. Byproduct margins were higher compared to the third quarter of 2017 as a result of the Advanced Reformer. Net income margin for the third quarter was 3.4% as compared to 10.3% for the third quarter of 2017.

International volume represented 25.6% of total petrochemical volume during the quarter, up from 21.5% sequentially and 17.3% from the third quarter of 2017.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	September 30,
	2018	2017	% Change
Product sales	$61,675	$52,440	18%
Processing fees	2,056	1,519	35%
Gross revenues	$63,731	$53,959	18%
Operating profit before depreciation and amortization	6,167	9,318	(34)%
Operating profit	3,516	7,734	(55)%
Profit before taxes	2,561	7,149	(64)%
Depreciation and amortization	2,651	1,584	67%
Adjusted EBITDA	6,186	9,358	(34)%
Capital expenditures	2,562	9,426	(73)%

Trecora Chemical (Specialty Wax Segment)
In the third quarter, TC generated revenues of $9.7 million, up 29.0% from $7.5 million in the third quarter of 2017. TC revenue included $6.9 million of product sales, up 24.1%, and $2.8 million of custom processing fees, up 42.9%, when compared with the third quarter of 2017. The increase resulted from strong wax sales driven by enhanced sales mix as well as greater sales volume in addition to higher custom processing revenues. Net income margin for the third quarter was (12.7%) as compared to (26.1%) for the third quarter of 2017.

Adjusted EBITDA in the third quarter was $0.4 million, compared with ($0.6) million in the third quarter of 2017.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	SEPTEMBER 30,
	2018	2017	% Change
Product sales	$6,938	$5,590	24%
Processing fees	2,799	1,959	43%
Gross revenues	$9,737	$7,549	29%
Operating profit before depreciation and amortization	415	(585)	171%
Operating loss	(936)	(1,794)	48%
Profit (loss) before taxes	(1,239)	(1,975)	37%
Depreciation and amortization	1,351	1,208	12%
Adjusted EBITDA	377	(597)	163%
Capital expenditures	1,094	1,991	(45)%

Al Masane Al Kobra Mining Company (AMAK)
Trecora reported equity in losses of AMAK of approximately $1.1 million and an AMAK net loss of approximately $4.4 million during the third quarter of 2018.

AMAK generated net income before depreciation and amortization of $4.5 million compared to a net income before depreciation and amortization of $2.5 million in the third quarter of 2017 and net income before depreciation and amortization of $8.0 million in the second quarter of 2018. The sequential decline was primarily due to reduction in AMAK’s inventory value for copper and zinc concentrates.

Year-to-Date 2018 Results
Total revenue for the nine months ended September 30, 2018 was $213.3 million, compared with revenue of $179.2 million in the first nine months of 2017.

Gross profit for the first nine months of 2018 was $25.1 million, compared with $31.6 million in the same period in 2017. Gross profit margin in the first nine months of 2018 was 11.8%, compared with 17.6% in the same period in 2017.

Net income for the first nine months of 2018 was $3.0 million, compared with $4.0 million in the same period of 2017. Diluted earnings per share was $0.12, compared with $0.16 in the same period of 2017. Net income in the first nine months of 2018 was negatively affected by equity in losses of AMAK of $0.7 million, or ($0.02) per diluted share on an after tax basis. In the first nine months of 2017, net income was negatively affected by equity in losses of AMAK of $5.2 million, or $(0.13) per diluted share on an after-tax basis. Net income margin for the first three quarters of 2018 was 1.4% as compared to 2.3% for the first three quarters of 2017.

Adjusted EBITDA for the first nine months of 2018 was $18.3 million, compared with $23.2 million in the same period in 2017. Adjusted EBITDA margin in the first nine months of 2018 was 8.6%, compared with 13.0% in the same period of 2017.

South Hampton Resources (Specialty Petrochemical Segment)
Petrochemical volume in the first nine months was 64.6 million gallons, compared with 60.5 million gallons in the first nine months of 2017. Prime product volume in the first nine months of 2018 was 50.7 million gallons, compared with 46.9 million gallons in the first nine months of 2017. Byproduct volume, which is sold at lower margins, was up 1.5% year-over-year to 13.9 million gallons.

Average selling prices increased and offset higher feedstock cost which were up 37% from the third quarter of 2017. Byproduct selling prices were significantly higher; much of our prime product sales are contracted with pricing formulas tied to prior month Natural Gas Liquid (NGL) prices which is our primary feedstock. We have also increased prices for non-formula prime products.

Net income margin for the first nine months of 2018 was 5.5% as compared to 9.2% for the first nine months of 2017.

International volume represented 24.1% of total petrochemical volume during the first nine months of 2018.

Dollar amount in thousands – rounding may apply	NINE MONTHS ENDED
	September 30,
	2018	2017	% Change
Product sales	$178,094	$147,339	21%
Processing fees	5,769	5,078	14%
Net revenues	183,863	152,417	21%
Operating profit before depreciation and amortization	20,655	26,294	(21)%
Operating profit	14,635	21,610	(32)%
Profit before taxes	12,474	19,750	(37)%
Depreciation and amortization	6,020	4,684	29%
Adjusted EBITDA	20,701	26,307	(21)%
Capital expenditures	16,374	27,203	(40)%

Trecora Chemical (Specialty Wax Segment)
In the first three quarters of 2018, TC generated revenues of $29.6 million, up 10.7% from $26.7 million for the first three quarters of 2017. Net income margin for the first three quarters of 2018 was (9.9%) as compared to (9.5%) for the first three quarters of 2017.

Dollar amount in thousands – rounding may apply	NINE MONTHS ENDED
	SEPTEMBER 30,
	2018	2017	% Change
Product sales	$20,755	$18,606	12%
Processing fees	8,863	8,142	9%
Net revenues	29,618	26,748	11%
Operating profit before depreciation and amortization	1,969	970	103%
Operating profit (loss)	(2,051)	(2,263)	9%
Profit (loss) before taxes	(2,926)	(2,534)	(15)%
Depreciation and amortization	4,020	3,233	24%
Adjusted EBITDA	1,896	931	104%
Capital expenditures	2,716	12,047	(77)%

Earnings Call
Tomorrow's conference call and presentation slides will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com or at https://edge.media-server.com/m6/p/5qq387tc. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in five to ten minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call 1-866-417-5724 or 1-409-217-8234 if calling internationally, using the conference ID 8555719. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 8555719 for the replay.

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release contains the non-GAAP measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income. We define EBITDA as net income plus interest expense including derivative gains and losses, income taxes, depreciation and amortization.  We define Adjusted EBITDA as EBITDA plus share-based compensation, plus or minus equity in AMAK's earnings and losses or gains from equity issuances and plus or minus gains or losses on acquisitions.  We define Adjusted Net Income as net income plus or minus tax effected equity in AMAK's earnings and losses and plus or minus tax effected gains or losses on acquisitions.  These measures are not measures of financial performance or liquidity under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss), nor as an indicator of cash flows reported in accordance with U.S. GAAP. These measures are used as supplemental financial measures by management and external users of our financial statements such as investors, banks, research analysts and others.  We believe that these non-GAAP measures are useful as they exclude transactions not related to our core cash operating activities.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2018 (Unaudited)	December 31, 2017
ASSETS	(thousands of dollars)
Current Assets
Cash	$1,292	$3,028
Trade receivables, net	29,787	25,779
Insurance receivable	391	—
Inventories	17,828	18,450
Prepaid expenses and other assets	5,466	4,424
Taxes receivable	1,554	5,584
Total current assets	56,318	57,265

Plant, pipeline and equipment, net	192,311	181,742

Goodwill	21,798	21,798
Intangible assets, net	19,412	20,808
Investment in AMAK	44,322	45,125
Mineral properties in the United States	588	588

TOTAL ASSETS	$334,749	$327,326
LIABILITIES
Current Liabilities
Accounts payable	$13,311	$18,347
Accrued liabilities	6,018	3,961
Current portion of post-retirement benefit	24	305
Current portion of long-term debt	4,194	8,061
Current portion of other liabilities	835	870
Total current liabilities	24,382	31,544

Long-term debt, net of current portion	101,337	91,021
Post-retirement benefit, net of current portion	361	897
Other liabilities, net of current portion	1,170	1,611
Deferred income taxes	18,218	17,242
Total liabilities	145,468	142,315

EQUITY
Common stock‑authorized 40 million shares of $0.10 par value; issued 24.5 million in 2018 and 2017 and outstanding 24.3 million shares in 2018 and 2017	2,451	2,451
Additional paid-in capital	57,147	56,012
Common stock in treasury, at cost	(19)	(196)
Retained earnings	129,413	126,455
Total Trecora Resources Stockholders' Equity	188,992	184,722
Noncontrolling Interest	289	289
Total equity	189,281	185,011

TOTAL LIABILITIES AND EQUITY	$334,749	$327,326

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017
	(thousands of dollars)		(thousands of dollars)
REVENUES
Petrochemical and Product Sales	$68,613	$58,030	$198,881	$165,945
Processing Fees	4,803	3,478	14,382	13,220
	73,416	61,508	213,263	179,165

OPERATING COSTS AND EXPENSES
Cost of Sales and Processing
(including depreciation and amortization of $3,813, $2,565, $9,480, and $7,311, respectively)	66,574	51,638	188,139	147,570

GROSS PROFIT	6,842	9,870	25,124	31,595

GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	6,327	5,660	17,216	17,621
Depreciation	205	245	592	655
	6,532	5,905	17,808	18,276

OPERATING INCOME	310	3,965	7,316	13,319

OTHER INCOME (EXPENSE)
Interest Income	5	—	26	—
Interest Expense	(924)	(795)	(2,617)	(2,109)
Loss on Extinguishment of Debt	(315)	—	(315)	—
Equity in Losses of AMAK	(1,130)	(897)	(672)	(5,161)
Miscellaneous Income (Expense)	(28)	22	(67)	(42)
	(2,392)	(1,670)	(3,645)	(7,312)

INCOME (LOSS) BEFORE INCOME TAXES	(2,082)	2,295	3,671	6,007

INCOME TAX EXPENSE (BENEFIT)	(473)	577	713	1,970

NET INCOME (LOSS)	(1,609)	1,718	2,958	4,037

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO TRECORA RESOURCES	$(1,609)	$1,718	$2,958	$4,037

Basic Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.07)	$0.07	$0.12	$0.17

Basic Weighted Average Number of Common Shares Outstanding	24,483	24,304	24,397	24,267

Diluted Earnings per Common Share
Net Income (Loss) Attributable to Trecora Resources (dollars)	$(0.06)	$0.07	$0.12	$0.16

Diluted Weighted Average Number of Common Shares Outstanding	25,175	25,157	25,138	25,082

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES(1)

Adjusted EBITDA Margin
(thousands of dollars; rounding may apply)

	THREE MONTHS ENDED 9/30/18				THREE MONTHS ENDED 9/30/17
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(1,239)	$2,504	$(2,874)	$(1,609)	$(1,974)	$5,537	$(1,845)	$1,718
Interest	265	659	-	924	168	625	2	795
Taxes	-	372	(845)	(473)	-	1,612	(1,035)	577
Depreciation and amortization	24	165	16	205	22	207	17	246
Depreciation and amortization in cost of sales	1,327	2,486	-	3,813	1,187	1,377	-	2,564
EBITDA	377	6,186	(3,703)	2,860	(597)	9,358	(2,861)	5,900
Share based compensation	-	-	630	630	-	-	716	716
Loss on extinguishment of debt	-	-	315	315	-	-	-	-
Equity in losses of AMAK	-	-	1,130	1,130	-	-	897	897
Adjusted EBITDA	$377	$6,186	$(1,628)	$4,935	$(597)	$9,358	$(1,248)	$7,513

Revenue	9,737	63,731	(52)	73,416	7,550	53,958	-	61,508
Adjusted EBITDA Margin	3.9%	9.7%		6.7%	-7.9%	17.3%		12.2%
(adjusted EBITDA/revenue)

	NINE MONTHS ENDED 9/30/18				NINE MONTHS ENDED 9/30/17
	TC	SHR	CORP	TREC	TC	SHR	CORP	TREC
NET INCOME (LOSS)	$(2,926)	$10,402	$(4,518)	$2,958	$(2,533)	$13,996	$(7,426)	$4,037
Interest	802	1,892	(77)	2,617	231	1,873	5	2,109
Taxes	-	2,387	(1,674)	713	-	5,754	(3,784)	1,970
Depreciation and amortization	68	492	32	592	64	542	49	655
Depreciation and amortization in cost of sales	3,952	5,528	-	9,480	3,169	4,142	-	7,311
EBITDA	1,896	20,701	(6,237)	16,360	931	26,307	(11,156)	16,082
Share based compensation	-	-	1,002	1,002	-	-	2,005	2,005
Loss on extinguishment of debt	-	-	315	315	-	-	-	-
Equity in losses of AMAK	-	-	672	672	-	-	5,161	5,161
Adjusted EBITDA	$1,896	$20,701	$(4,248)	$18,349	$931	$26,307	$(3,990)	$23,248

Revenue	29,618	183,863	(218)	213,263	26,749	152,416	-	179,165
Adjusted EBITDA Margin	6.4%	11.3%		8.6%	3.5%	17.3%		13.0%
(adjusted EBITDA/revenue)

Adjusted Net Income and Estimated EPS Impact
(thousands of dollars, except per share amounts; rounding may apply)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net Income (Loss)	$(1,609)	$1,718	$2,958	$4,037

Equity in losses of AMAK	$1,130	$897	$672	$5,161
Taxes at statutory rate of 21% and 35%, respectively	(237)	(314)	(141)	(1,806)
Tax effected equity in losses	893	583	531	3,355
Adjusted Net Income (Loss)	$(716)	$2,301	$3,489	$7,392
Diluted weighted average number of shares	25,175	25,157	25,138	25,082
Estimated effect on diluted EPS (-tax effected equity in AMAK/diluted weighted average number of shares)	($0.040)	($0.020)	($0.020)	($0.130)

(1)This press release includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

###